American Mutual Fund

October 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$467,630
Class B	$987
Class C	$15,190
Class F1	$27,782
Class F2	$50,616
Total	$562,205
Class 529-A	$14,220
Class 529-B	$93
Class 529-C	$2,189
Class 529-E	$632
Class 529-F1	$1,202
Class R-1	$957
Class R-2	$3,341
Class R-2E	$0
Class R-3	$11,390
Class R-4	$16,063
Class R-5	$7,021
Class R-6	$129,317
Total	$186,425

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7700
Class B	$0.4667
Class C	$0.4767
Class F1	$0.7437
Class F2	$0.8350
Class 529-A	$0.7344
Class 529-B	$0.4169
Class 529-C	$0.4493
Class 529-E	$0.6433
Class 529-F1	$0.8170
Class R-1	$0.4716
Class R-2	$0.4829
Class R-2E	$0.6838
Class R-3	$0.6346
Class R-4	$0.7475
Class R-5	$0.8587
Class R-6	$0.8756

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	615,945
Class B	1,526
Class C	31,774
Class F1	38,139
Class F2	62,809
Total	750,193
Class 529-A	19,639
Class 529-B	165
Class 529-C	4,899
Class 529-E	992
Class 529-F1	1,500
Class R-1	2,009
Class R-2	6,790
Class R-2E	1
Class R-3	16,993
Class R-4	20,996
Class R-5	6,910
Class R-6	155,003
Total	235,897

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.18
Class B	$35.92
Class C	$35.72
Class F1	$36.04
Class F2	$36.17
Class 529-A	$36.10
Class 529-B	$36.04
Class 529-C	$35.91
Class 529-E	$35.97
Class 529-F1	$36.15
Class R-1	$35.83
Class R-2	$35.81
Class R-2E	$36.13
Class R-3	$35.93
Class R-4	$36.07
Class R-5	$36.18
Class R-6	$36.19